Exhibit 99.2

Equity One, Inc.                      For additional information at the Company:
1696 NE Miami Gardens Drive             Howard Sipzner, CFO
North Miami Beach, FL  33179            Michele Guard, Investor Relations
305-947-1664                          Media Contact:
                                        Abbe Solomon 305-446-2700

FOR IMMEDIATE RELEASE:
----------------------
February 18, 2003


          EQUITY ONE REPORTS FOURTH QUARTER AND FULL YEAR 2002 RESULTS
          ------------------------------------------------------------

NORTH MIAMI BEACH, FL, February 18, 2003 - Equity One, Inc. (NYSE: EQY), an owner, developer and operator of primarily supermarket-anchored shopping centers located predominantly in high growth markets in the southern United States, announced today its financial results for the three and twelve months ended December 31, 2002.

FINANCIAL HIGHLIGHTS

For the three months ended December 31, 2002, Funds From Operations (FFO) - a standard measure of operating performance for Real Estate Investment Trusts (REITs) - increased 15.8% to $10.0 million from $8.7 for the comparable period in 2001. FFO per diluted share decreased 3.3% to $0.29 in 2002 from $0.30 for the comparable period in 2001. The fourth quarter results for 2002 include a lawsuit settlement (including legal fees) of $2.1 million or $0.06 per diluted share. Net income was $7.3 million, or $0.21 per diluted share, compared with $5.1 million, or $0.18 per diluted share, in the fourth quarter of 2001. Total revenues for the fourth quarter increased 14.6% to $27.2 million from $23.7 million in the fourth quarter of 2001.

For the year ended December 31, 2002, FFO increased 54.8% to $45.5 million from $29.4 million for the comparable period in 2001. FFO per diluted share increased 6.3% to $1.36 in 2002 from $1.28 for the comparable period in 2001. Net income was $39.9 million or $1.20 per diluted share in 2002, compared with $18.7 million, or $0.83 per diluted share, for the comparable period in 2001. Total revenues increased 29% to $103 million in 2002 from $79.9 million in the comparable period in 2001.

Excluding the lawsuit settlement in the fourth quarter of 2002 and a loss from the early extinguishment of debt in the corresponding quarter in 2001, FFO adjusted for nonrecurring items for the three months ended December 31, 2002, was $12.1 million or $0.35 per diluted share compared to $10.2 million or $0.35 per diluted share for the comparable period in 2001, increases of 18.5% and 0%, respectively. Excluding the lawsuit settlement and gains or losses from the early extinguishment of debt, FFO adjusted for nonrecurring items for the year ended December 31, 2002 was $46 million or $1.38 per diluted share compared to $30.9 million or $1.34 per diluted share for 2001, increases of 48.8% and 3.0%, respectively.

"Our fourth quarter and full year results reflect the continued performance of our portfolio and our ability to add value for our shareholders," stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One. "Since our acquisition of CEFUS and UIRT in September 2001, we have improved our overall occupancy by 310 basis points, increased our annual rents by $7.7 million, and furthered our concentration on supermarket-anchored shopping centers through strategic acquisitions, developments and dispositions. With the recent closing of our merger with IRT Property Company and strengthened management team, we now have the market breadth, geographic and tenant diversification and capital market capabilities to become one of the dominant owners of neighborhood shopping centers in the southern United States."

PORTFOLIO HIGHLIGHTS

At December 31, 2002, our portfolio was 88.9% leased and consisted of 88 properties located primarily in metropolitan areas of Florida and Texas. Our portfolio includes 55 supermarket-anchored shopping centers, 9 drug store-anchored shopping centers, 19 other retail-anchored shopping centers, one self-storage facility and 4 retail developments, as well as non-controlling interests in four unconsolidated joint ventures.

During the fourth quarter of 2002, we increased our average base rent per leased square foot to $10.34 from $10.27 at September 30, 2002, renewed 45 leases increasing the average rate 3.6% to $12.98 per square foot, and signed 46 new leases at an average rate of $12.88 per square foot. Our same property NOI (excluding termination fees) increased 4.9% in the fourth quarter of 2002 compared to the fourth quarter of 2001.

During 2002, we increased our average base rent per leased square foot to $10.34 from $9.84, renewed 251 leases increasing the average rate 4.3% to $12.33 per square foot, and signed 195 new leases at an average rate of $12.35 per square foot. For all of 2002, our same property NOI (excluding termination fees) increased 4.4% compared to the comparable twelve-month period in 2001.

LITIGATION SETTLEMENT

During the fourth quarter of 2002, we settled a lawsuit in the amount of $1.9 million plus legal fees of $167,000. This resulted in approximately a $0.06 per diluted share reduction in our reported results.

IRT PROPERTY COMPANY MERGER

On February 7, 2003, we entered into a $340 million unsecured revolving credit facility with Wells Fargo and 14 other lenders in advance of the expected completion of our merger with IRT. We have borrowed $175 million under the facility in part to fund the merger and to prepay certain indebtedness.

On February 12, 2003, we completed the acquisition of IRT in a merger transaction. We now own 180 properties encompassing approximately 18.4 million square feet in twelve states, making us one of the largest owners of neighborhood shopping centers in the southern United States.

OTHER ACQUISITIONS AND DISPOSITIONS

During the fourth quarter of 2002, we acquired one supermarket-anchored center for $10.4 million. During 2002, we acquired 11 properties for an aggregate investment of approximately $69 million.

During the fourth quarter, we sold two properties for aggregate consideration of approximately $8 million and recognized total gain on the sales of $1.1 million. Our fourth quarter income from discontinued operations, including the gain on the sales, was $1.4 million. In total, we sold nine properties during 2002 for aggregate consideration of approximately $32.1 million and associated gain on the sales of $9.3 million. Our income from discontinued operations for the year ended December 31, 2002, including the gain on the sales, was $10.7 million.

DEVELOPMENTS AND REDEVELOPMENTS

We are underway on the development of: (1) Plaza Alegre, an 84,000 square foot, Publix supermarket-anchored shopping center in southwest Miami-Dade County, Florida, with the opening scheduled for March 2003; (2) a complete redevelopment of University Mall in Pembroke Pines, Florida incorporating a new Lowe's home improvement store, with completion targeted in the fourth quarter of 2003; and
(3) a partial reconfiguration of the Oakbrook Square shopping center in Palm Beach Gardens, Florida to accommodate a new Stein Mart store, with completion targeted for the third quarter of 2003.

We are in the planning and permitting stage for several other developments and redevelopments including: (1) the development of a new 25,000 square foot CVS drug store-anchored center across the street from Plaza Alegre; (2) the redevelopment of Salerno Village in Stuart, Florida to accommodate a new and expanded Winn Dixie supermarket; and (3) a 114,000 square foot addition to the Shops at Skylake in North Miami Beach, Florida to accommodate a new L.A. Fitness Sports Club and other local tenants. These three developments are scheduled for completion between the end of 2003 and early 2004.

EARNINGS GUIDANCE

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in Equity One's reports filed with the Securities and Exchange Commission, we expect the post merger full year 2003, targeted FFO per diluted share to be between $1.46 and $1.49. We currently anticipate that the growth in our FFO in 2003 will come from a combination of accretion from the IRT merger, internal growth related to increases in rent and the continued lease-up of vacant space, as well as incremental income from property acquisitions and developments. This guidance is provided for information purposes and is subject to change.

ACCOUNTING AND OTHER DISCLOSURES

All prior reporting periods which fall between August 18, 2000 and September 19, 2001 have been restated or adjusted to account for the acquisition on August 18, 2000 of 68.07% of the stock of First Capital Realty (TSE-FCR), the parent of Centrefund Realty (U.S.) Corporation, or CEFUS, by Gazit-Globe (1982) Ltd. (TLV:GLOB), Equity One's majority shareholder. The reinstatement consolidates the operations of Equity One and CEFUS between August 18, 2000 and September 19, 2001, subject to a 31.93% minority interest in CEFUS. On September 20, 2001, Equity One acquired 100% of CEFUS from First Capital Realty, thereby acquiring the remaining 31.93% minority interest.

We define FFO consistent with the most recent NAREIT definition as net income before gains (losses) on the sale of real estate, extraordinary items and minority interest, plus real estate depreciation and amortization of capitalized leasing costs, adjusted to add back/subtract any deferred income tax expense/credit attribution to the CEFUS accounting treatment. We believe that FFO should be considered along with, but not as an alternative to net income as defined by U.S. generally accepted accounting principles, or GAAP, as a measure of our operating performance. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of funds available to fund our cash needs. Our calculation of FFO may not be comparable to similarly titled measures reported by other companies.

CONFERENCE CALL/VIDEO WEB CAST INFORMATION

We will host a conference call on Tuesday, February 18, 2003 at 10:30 a.m. EST to discuss our performance for the three months and year ended December 31, 2002. You may access the live video web-cast at www.equityone.net using the icons on the bottom of the home page. Investors may also join the call by dialing (877) 531-9985 for domestic callers or (706) 679-3073 for international callers. A replay of the call can be accessed for 30 days by dialing (800) 642-1687 for domestic callers or (706) 645-9291 for international callers and entering code 7547162.

Equity One will be visiting the NYSE on February 18, 2003. In honor of the occasion, Chaim Katzman, Equity One's Chairman and CEO, will be ringing The Opening BellSM. You can view the event at:
http://www.nyse.com/listed/listed.html?/events/NT0063CBAB.html.

FOR ADDITIONAL INFORMATION

For a copy of our fourth quarter supplemental information package, please access the "Investor Relations" section in our web site at www.equityone.net. To be included in our e-mail distributions for future press releases and other notices, please send your e-mail address to Michele Guard at mguard@equityone.net.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Georgia, Texas and the other states in which Equity One owns properties; the continuing financial success of Equity One's current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant properties; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One's filings with the Securities and Exchange Commission.

EQUITY ONE, INC.
UNAUDITED SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share data)

                                  For the three          For the three           For the year          For the year
                                   months ended           months ended              ended                 ended
                                December 31, 2002      December 31, 2001      December 31, 2002      December 31,2001
                                -------------------    -------------------    -------------------    -----------------
Total Revenue                         $ 27,188               $ 23,715              $103,009             $ 79,877

Net Income                            $  7,303               $  5,096              $ 39,934             $ 18,721
     per share (basic)                $   0.21               $   0.18              $   1.22             $   0.83
     per share (diluted)              $   0.21               $   0.18              $   1.20             $   0.83

Funds From Operations                 $ 10,010               $  8,648              $ 45,487             $ 29,385
     per share (diluted)              $   0.29               $   0.30              $   1.36             $   1.28

Funds From Operations,
  excluding
  nonrecurring items                  $ 12,077               $ 10,194              $ 46,034             $ 30,931
     per share (diluted)              $   0.35               $   0.35              $   1.38             $   1.34

Weighted average common shares
     basic                              34,046                 28,560                32,662               22,414
     diluted                            34,894                 29,248                33,443               23,037


EQUITY ONE, INC.
UNAUDITED SELECTED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

                                                           December 31, 2002             December 31, 2001
                                                        -------------------------     ------------------------
Investments in real estate
     (before accumulated depreciation)                           $ 718,864                    $ 652,169

Total assets                                                     $ 730,069                    $ 668,536

Mortgage notes payable                                           $ 332,143                    $ 345,047

Revolving credit facilities                                      $  23,000                    $  27,409

Total liabilities before minority interests                      $ 375,969                    $ 386,400

Shareholders' equity                                             $ 350,231                    $ 278,267

Total liabilities and shareholders' equity                       $ 730,069                    $ 668,536
